Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

February 22, 2024

Block, Inc.

1955 Broadway, Suite 600

Oakland, CA 94612

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Block, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 36,960,788 shares of Class A common stock, par value $0.0000001 per share, consisting of: (i) 30,800,657 shares of Class A common stock reserved for issuance under the 2015 Equity Incentive Plan, as amended and restated, and (ii) 6,160,131 shares of Class A common stock reserved for issuance under the 2015 Employee Stock Purchase Plan, as amended and restated (which plans are referred to herein as the “Plans” and which shares of Class A common stock are collectively referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

AUSTIN BEIJING  BOSTON BOULDER BRUSSELS HONG  KONG  LONDON LOS ANGELES NEW YORK PALO ALTO

SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE